EXHIBIT 10.23

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is entered into as of August 8, 2013, by and among Fate Therapeutics, Inc., a Delaware corporation (the “Company”), and the purchasers (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto, as amended from time to time.

In consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE, SALE AND TERMS OF NOTES

1.1 Purchase and Sale of Notes.

(a) Agreement to Purchase and Sell. Subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to each Investor and each Investor agrees to purchase one or more convertible promissory notes (each, a “Note” and collectively, the “Notes”) in the principal amounts set forth opposite each Investor’s name on Exhibit A hereto. The Notes shall be issued in an aggregate principal amount of up to but not in excess of Twenty Million dollars ($20,000,000) and shall be issued substantially in the form attached hereto as Exhibit B.

(b) Closing. Such purchases and sales shall take place at a closing to be held at the offices of the Company on the date hereof or such other date as may be mutually agreed upon by the Company and the Investors purchasing a majority of the aggregate principal amount of the Notes at the closing (the “Closing”).

(c) Payment. At the Closing, the Company will issue and deliver a Note to each participating Investor, against payment of the purchase price thereof by check, wire transfer or by cancellation or conversion of indebtedness of the Company to the Investor, or by any combination of such methods.

1.2 Conversion of Notes. Each Note shall be convertible into shares of a new series of the Company’s preferred stock (the “New Preferred Stock”), shares of the Company’s Series C-1 Preferred Stock or shares of the Company’s Common Stock, as the case may be, pursuant to Section 4 of the Note. The Notes, the shares of New Preferred Stock, Series C-1 Preferred Stock or Common Stock issuable upon conversion of the Notes and the shares of Common Stock into which such shares of New Preferred Stock or Series C-1 Preferred Stock is convertible shall be referenced herein as the “Securities”.

1.3 Authorization and Reservation of New Preferred Stock, Series C-1 Preferred Stock or Common Stock. If, at the time of conversion, there are insufficient authorized shares of New Preferred Stock, Series C-1 Preferred Stock or Common Stock to permit conversion of the Notes in full, the Company shall take all corporate action and shall use best efforts to cause the Board and the Company’s stockholders to recommend and approve such actions as are necessary to authorize a sufficient number of shares of New Preferred Stock, Series C-1 Preferred Stock or Common Stock to permit such conversion in full, and each Investor agrees to cooperate with the Company and to vote any of its voting securities of the Company in favor of any action requiring stockholder consent to authorize or issue such New Preferred Stock, Series C-1 Preferred Stock or Common Stock to permit such conversion in full. Notwithstanding the foregoing, no later than the effective time of the Company’s first public offering of its Common Stock to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act (the “IPO”), the Company will authorize a sufficient number of shares of Common Stock to permit conversion of the Notes in full into Common Stock upon the closing of the IPO, and each Investor agrees to cooperate with the Company and to vote any of its voting securities of the Company in favor of any action requiring stockholder consent to authorize or issue such Common Stock to permit such conversion in full.

ARTICLE II

CLOSING CONDITIONS

2.1 Conditions to Investors’ Obligations. Each Investor’s obligation to purchase the Notes at the Closing is subject to the satisfaction (or waiver by such Investor) of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects as of the date of the Closing.

(b) Performance by the Company. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c) Investor Rights Agreement. The Company shall have executed and delivered to each Investor an Amended and Restated Investor Rights Agreement, substantially in the form of Exhibit D (the “Investor Rights Agreement”).

(d) Legal Opinion. The Investors shall have received a legal opinion of Goodwin Procter LLP dated as of the Closing Date, in the form attached hereto as Exhibit E.

(e) Restated Charter; Organizational Documents. The Company shall have filed an Amended and Restated Certificate of Incorporation in the form of Exhibit C (the “Restated Charter”) with the Secretary of State of the State of Delaware and the Restated Charter shall have become effective on or prior to the date of the Closing (the “Closing Date”). Each Investor purchasing Notes at the Closing shall have received a certificate of the secretary of the Company (i) attaching certified copies of the Restated Charter and the Company’s Bylaws, each in form and substance reasonably satisfactory to such Investor and in effect on the Closing Date, (ii) attaching resolutions of the board of directors of the Company evidencing approval of the transactions contemplated by this Agreement and the Notes to be purchased at the Closing, and in each case, the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, (iii) attaching a certificate of good standing as to the Company issued by the Secretary of State of the State of Delaware as to the Company dated as of a recent date, (iv) attaching a form of the notes issued under that certain Note Purchase Agreement (the “Prior Notes”), dated as of June 24, 2013, by and between the Company and the investors party thereto (the “Prior Agreement”) and the Prior Agreement, and certifying that such form of Prior Notes and the Prior Agreement have not since been amended and (v) certifying as to the names, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder or thereunder.

(f) Fees. On the Closing Date, the Company shall have paid the reasonable fees, charges and disbursements of Bingham McCutchen LLP, as reflected in a statement of such counsel rendered to the Company at least one business day prior to the Closing Date, provided that such fees, charges and disbursements do not exceed, in the aggregate, $60,000.

(g) No Default. On the Closing Date, the Company shall not be in violation, default, conflict or breach of the Prior Agreement, the Prior Notes, the Notes or this Agreement (assuming the Notes had been issued and the Agreement had been executed immediately prior to the Closing Date).

2.2 Conditions to Company’s Obligations. The obligation of the Company to issue and sell the Notes to Investors at the Closing is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of each Investor purchasing Notes at the Closing set forth in Article IV hereof shall be true and correct in all material respects as of the date of the Closing.

(b) Performance by Investors. The Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor as follows, each of which representation and warranty is true and correct as of the date hereof and will be true and correct as of the Closing:

3.1. Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business or assets of the Company or its ability to perform its obligations under this Agreement or the Notes. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, to execute, deliver and perform this Agreement and to issue, sell and deliver the Notes.

3.2. Authorization of Agreements.

(a) Except for the authorization, issuance and delivery of New Preferred Stock and Common Stock, as applicable, issuable upon conversion of the Notes, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, the issuance, sale and delivery of the Notes and the Securities issuable upon conversion of the Notes, and the adoption, approval and filing of the Restated Charter have been duly authorized by all requisite corporate action and will not violate any provision of law (including, without limitation, any applicable federal and state securities laws), any order of any court or other agency of government, the Restated Charter, the Bylaws of the Company (the “Bylaws”) and will not result in a violation of any provision of any indenture, agreement or other instrument to which the Company, any of its Subsidiaries (as defined below), or any of their respective properties or assets are bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, encumbrance, or, to the Company’s knowledge, claim of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries, the result of any of which would have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement or the Notes.

(b) (i) The issuance, sale or delivery of the Notes and the subsequent conversion of the Notes in accordance with the terms thereof into shares of Series C-1 Preferred Stock, New Preferred Stock or Common Stock, as applicable, are not subject to any preemptive right of stockholders of the Company, and (ii) the issuance, sale or delivery of the Notes and the subsequent conversion of the Notes in accordance with the terms thereof into shares of Series C-1 Preferred Stock or Common Stock, as applicable, will not result in any adjustment pursuant to any anti-dilution adjustment provision, in each case that has not been waived or, in the case of any preemptive right, complied with or to any right of first refusal or other right in favor of any person or entity that has not been waived or complied with.

(c) After giving effect to the Restated Charter, the authorized capital stock of the Company consists of (x) 110,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 8,873,052 shares are issued and outstanding; and (y) 68,360,186 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which (A) 14,609,186 shares of Series A Preferred Stock are issued and outstanding, (B) 12,050,000 shares of Series B Preferred Stock are issued and outstanding, (C) 1,500,000 shares of Series B-1 Preferred Stock are issued and outstanding, (D) 16,808,504 shares of Series C Preferred Stock are issued and outstanding and (E) no shares of Series C-1 Preferred Stock are issued and outstanding. Except (i) as set forth on Schedule 3.2(c), (ii) for the issued and outstanding shares of Preferred Stock described above and (iii) as set forth in this Agreement and the Notes, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.

3.3. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Notes, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The applicable Securities (in the case of the New Preferred Stock and the Common Stock, when authorized) issuable upon conversion of the Notes and the shares of the Common Stock underlying any Series C-1 Preferred Stock issuable upon conversion of the Notes, when issued, sold and delivered in compliance with the terms and for the consideration expressed in this Agreement and the Notes, will be duly authorized and validly issued (including without limitation, issued in compliance with applicable federal and state securities laws), fully paid and nonassessable. Except for the Investor Rights Agreement, the Company is not a party to or bound by any agreement or understanding granting registration rights to any person or entity with respect to any of its equity or debt securities.

3.4. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Investors set forth in Article IV, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the issuance, sale and delivery of the Notes, the issuance and delivery of the Securities upon conversion of the Notes, or the adoption, approval or filing of the Restated Charter, other than filings pursuant to state securities laws (all of which filings have been or will be made by the Company) in connection with the sale of the Notes, if any, and other than the filing of the Restated Charter with the Secretary of State of the State of Delaware.

3.5. Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing (a) with respect to the transactions contemplated by this Agreement or the Notes, or (b) that have had, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business or assets of the Company and the Subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Agreement or the Notes.

3.6. Use of Proceeds. All proceeds of the Notes will be used by the Company for general working capital purposes. No part of any Note (or the proceeds thereof) will be used to purchase or carry any margin stock or to extend credit for the purpose of buying or carrying any margin stock. Neither the issuance of any Note nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U of the Board of Governors of the Federal Reserve System.

3.7. Subsidiaries. On and as of the Closing Date, the Company has no subsidiaries, other than those subsidiaries listed on Schedule 3.7 hereto (the “Subsidiaries”). Schedule 3.7 hereto sets forth, as of the Closing Date, the percentage ownership of the direct parent of each Subsidiary in each class of capital stock or other equity interests of each of the Subsidiaries. All outstanding shares of equity interests of each Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary has outstanding any securities convertible into or exchangeable for its equity interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its equity interests or any stock appreciation or similar rights; provided that holders of exchangeable shares of Fate Therapeutics (Canada) Inc. are entitled to receive in exchange for such exchangeable shares a maximum of 5,750,000 shares of Common Stock upon the achievement of certain milestones, which includes an aggregate of 2,650,000 shares of Common Stock issuable in exchange for such exchangeable shares in connection with an IPO and an aggregate of an additional 3,125,000 shares of Common Stock subject to the achievement of certain milestones.

3.8. Investment Company Act. Neither the Company nor any the Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.9. Tax Returns and Payments. The Company and each of the Subsidiaries has timely filed or caused to be timely filed (after giving effect to any extensions) with the appropriate taxing authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by it, and all such Returns are true, correct, and complete in all material respects. The Company and each of the Subsidiaries has paid all taxes and assessments payable by it which have become due, whether or not shown on such Returns, other than those taxes that are being contested in good faith and have been adequately disclosed and fully provided for on the financial statements of the Company and the Subsidiaries in accordance with U.S. generally accepted accounting principles. The Company and each of the Subsidiaries has deducted, withheld and timely paid to the appropriate taxing authority all taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party, and the Company and each Subsidiary has complied in all material respects with all applicable reporting and recordkeeping requirements. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Company, threatened by any authority regarding any taxes relating to the Company or any of the Subsidiaries. No claim has ever been made by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim to be made. Neither the Company nor any of its Subsidiaries has any liabilities for taxes of any other person or entity by contract, as a transferee or successor, under U.S. Treasury Regulation section 1.1502-6 or analogous state, local or non-U.S. provision or otherwise.

3.10. Compliance with Laws. Each of the Company and the Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or assets of the Company and the Subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Agreement or the Notes.

3.11. Solvency. On and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement and the Notes and to all indebtedness (including the Notes) being incurred or assumed on such date, the Company will be Solvent. For purposes hereof, “Solvent” means that the Company (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its and the Subsidiaries consolidated liabilities and (ii) greater than the amount that will be required to pay the probable liabilities of its and the Subsidiaries then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. For the sake of clarity, for purposes of the foregoing, no principal, interest or other cash payment obligation of the Company under the Notes will be deemed to be due until the Maturity Date (as defined in the Notes).

3.12. Foreign Asset Control Regulations.

(a) Neither the Company nor any Subsidiary is (a) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”); (b) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) any person, entity, organization, foreign country or regime that is subject to any U.S. Economic Sanctions, or (c) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other U.S. Economic Sanctions. Neither the Company nor any Subsidiary has been notified that its name appears or may in the future appear on a state list of persons or entities that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions. For purposes of this Agreement, “U.S. Economic Sanctions” means any United States economic or trade sanction that OFAC is responsible for administering and enforcing in effect from time to time, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Sudan Accountability and Divestment Act, or any other trade or economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

(b) No part of the proceeds from the sale of the Notes constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Subsidiary, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Subsidiary (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s knowledge, is under investigation by any governmental authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d) Neither the Company nor any Subsidiary (i) has violated, been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s knowledge, is under investigation by any U.S. or non-U.S. governmental authority for possible violation of Anti-Corruption Laws, or (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws.

(e) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor severally represents and warrants to the Company as of the date hereof and as of the Closing as follows:

4.1 Authority. Investor has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement, the Notes and all other documents or instruments required hereby and thereby.

4.2 Purchase for Own Account. Investor is acquiring the Notes for its own account and the Securities are being or will be acquired by such Investor for the purpose of investment and not with a view to distribution. Investor agrees that it will not sell or transfer any of the Securities without registration under applicable federal and state securities laws, or the availability of exemptions therefrom and acknowledges that the Securities will each bear a restrictive legend stating that the Securities have not been registered under applicable federal and state securities laws and referring to restrictions on their transferability and sale. Investor was not organized for the specific purpose of acquiring the Notes.

4.3 Financial Expertise. Investor acknowledges that it currently has, and had immediately prior to its receipt of the offer of sale from the Company, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment.

4.4 Company Information. Investor acknowledges that, during the course of the transactions contemplated by this Agreement and prior to the sale to such Investor of the Notes hereunder, such Investor (i) has had the opportunity to ask questions of, and receive answers from, management of the Company concerning the terms and conditions of this investment and other matters concerning the Company, (ii) has had the opportunity to obtain any additional information of the same kind that is specified in Rule 502 of Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or that is necessary to verify the accuracy of the other information obtained and (iii) has received such information as it deems necessary to enable it to make its investment decision.

4.5 No Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners independently contacted the Company as a result of a general solicitation made by means of a registration statement filed with the Securities and Exchange Commission under the Securities Act in connection with the Company’s IPO.

4.6 Accredited Investor. Investor is an “accredited investor” as defined by the rules and regulations of the Securities and Exchange Commission pursuant to the Securities Act.

4.7 Legends.

(a) It is understood that (i) the Notes have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 504, 505 or 506 promulgated under the Securities Act, (ii) the Notes must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) such Notes will bear a legend substantially similar to that set forth below and the Company will make a notation in its transfer books to such effect:

“THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

(b) It is further understood that the Notes will be subject to the terms and conditions of a subordination agreement with Silicon Valley Bank and will bear a legend substantially similar to that set forth below:

“THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG SILICON VALLEY BANK, THE HOLDER AND CERTAIN OTHER HOLDERS OF CONVERTIBLE PROMISSORY NOTES OF THE COMPANY.”

ARTICLE V

COVENANTS

5.1 Covenants of the Company.

(a) Payment of Principal and Interest. So long as any of the Notes are outstanding, the Company covenants and agrees with each of the Investors that it shall pay the principal of and interest on each of the Notes, at the times and place and in the manner provided in the Notes; provided, however, that any prepayments on the Notes pursuant to Section 3 of the Notes shall be made pro rata to all the holders of the Notes in proportion to the outstanding balances of the Notes.

(b) Reservation of Securities. The Company shall at all times reserve and keep available out of its authorized but unissued shares of New Preferred Stock, Series C-1 Preferred Stock and Common Stock, solely for purposes of effecting the conversion of the Notes (and subsequent conversion of any New Preferred Stock or Series C-1 Preferred Stock acquired upon such conversion), such number of shares of New Preferred Stock, Series C-1 Preferred Stock and Common Stock as shall be from time to time sufficient to effect the conversion of all then outstanding Notes (and subsequent conversion of any New Preferred Stock or Series C-1 Preferred Stock acquired upon such conversion); provided, however, that the Company shall not be required to reserve and keep available any shares of New Preferred Stock or Common Stock prior to their authorization as required pursuant to Section 1.3.

(c) Notices of Record Date, etc. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution (as defined in the Restated Certificate); (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; (iv) to effect a Liquidation (as defined in the Restated Certificate) or (v) to amend or waive any provision of the Restated Charter; then, in connection with each such event, the Company shall send to the holders of Notes at least 5 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii), (iv) and (v) above. Notwithstanding the provisions of this Section 5.1(c), any requirement to deliver prior written notice of events pursuant to this Section 5.1(c) may be waived by any individual Investor with respect to itself and by the Requisite Holders with respect to all holders of Notes.

(d) Notice of Event of Default. Promptly, and in any event within three business days after any officer of the Company obtains knowledge thereof, the Company shall provide each Investor with notice of the occurrence of any event which constitutes a default or an event of default under this Agreement or the Notes.

(e) Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or assets of the Company and the Subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Agreement or the Notes. Without limiting the foregoing, the Company will not, and will not permit any Subsidiary to, (a) become, own or control a Blocked Person, or (b) directly or indirectly have any investment in, or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with, any person or entity if such investment, dealing or transaction (i) would cause any holder of the Notes to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage in any activity that could subject the Company, any subsidiary or any holder of the Notes to sanctions under any U.S. Economic Sanctions.

(f) Payment of Taxes. The Company will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, could reasonably be expected to have a material adverse effect on the business or assets of the Company and the Subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Agreement or the Notes; provided that neither the Company nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. generally accepted accounting principles.

(g) Use of Proceeds. The Company will use the proceeds of the Notes only as provided in Section 3.6.

(h) Existence; Franchises. Subject to Section 5.1(k), the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 5.1(k), the Company will at all times preserve and keep in full force and effect the corporate existence of each of the Subsidiaries (unless merged into the Company or a wholly-owned subsidiary of the Company), except for Destin Therapeutics Inc., which the Company intends to dissolve following the Closing, and all rights and franchises of the Company and the Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a material adverse effect on the business or assets of the Company and the Subsidiaries taken as a whole or the Company’s ability to perform its obligations under this Agreement or the Notes.

(i) Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any new transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a person or entity not an Affiliate. For purposes of this Agreement, “Affiliate” means, at any time, any person or entity that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company or any Subsidiary, and shall include any person or entity beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any person or entity of which the Company and the Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(j) Restricted Payments. So long as any of the Notes are outstanding, the Company shall not, and shall not permit any of the Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or other equity securities, partnership interests, membership interests or other equity securities (including warrants), other than any such dividends or distributions made by a Subsidiary to the Company or (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding; provided, however, that (x) the Company may issue shares of its Common Stock to holders of exchangeable shares of Fate Therapeutics (Canada) Inc. in connection with certain events, including the IPO and upon the achievement of certain milestones as described in Section 3.7 and (y) this restriction will not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal.

(k) Mergers; Sale of Assets. The Company will not, and will not permit any of the Subsidiaries to, wind up, liquidate or dissolve its affairs, or merge, amalgamate or consolidate with or into any other person or entity, or convey, sell, lease or otherwise dispose of all or any material part of its property or assets (other than sales or other dispositions of inventory in the ordinary course of business and the disposition of used, worn out, obsolete or surplus property in the ordinary course of business), unless, with respect to any such action by the Company only, the Company has complied with Section 4(c) of the Note; provided, that the Company may effect the dissolution of Destin Therapeutics Inc. and Fate Therapeutics (Canada) Inc. following the Closing.

(l) Protective Provisions. So long as any of the Notes are outstanding, the Company shall not take any of the actions set forth in Article IV.B., Section 6(b) of the Restated Charter without the prior written consent of the Requisite Holders.

(m) Termination of Covenants. The covenants set forth in this Section 5.1 shall terminate and be of no further force or effect upon (i) the Company’s full repayment of the Notes in accordance with their terms, or (ii) the conversion of all outstanding amounts under the Notes into shares of the Company’s capital stock pursuant to the terms of the Notes.

5.2 Covenants of Each Investor. Contemporaneous with any conversion into Series C-1 Preferred Stock pursuant to Section 4(a) or 4(c) of the Notes and in order to provide the holders of the Notes with substantially the same rights and obligations with respect to the shares of Series C-1 Preferred Stock as the existing holders of shares of Series C Preferred Stock, each holder of a Note shall execute a joinder or signature page thereto and become a party to the Amended and Restated Voting Agreement, dated as of June 18, 2013, by and among the investors listed on Exhibit A thereto and the stockholders listed on Exhibit B thereto (the “Voting Agreement”), in substantially the form in effect as of the date hereof or as subsequently amended, provided that any such amendments following the date hereof do not change the terms of such Voting Agreement in any material respect. Contemporaneous with any conversion into New Preferred Stock issued in connection with a Next Qualified Financing pursuant to Section 4(a) of the Note and in order to provide the holders of the Notes that are being converted into New Preferred Stock with substantially the same rights and obligations with respect to the shares of New Preferred Stock as the new purchasers of New Preferred Stock in the Next Qualified Financing, each such holder of a Note shall execute a signature page and become a party to any stockholders agreement, registration rights agreement or other agreements executed by the purchasers of New Preferred Stock on terms and conditions mutually agreeable to the Company and the new purchasers in such Next Qualified Financing, if and only if such terms and conditions are reasonably acceptable to such Note holder. For purposes of clarity, terms and conditions that are substantially similar to the terms set forth in the Investor Rights Agreement, the Voting Agreement and the Amended and Restated Right of First Refusal and Co Sale Agreement, dated as of June 18, 2013, by and among the investors listed on Exhibit A thereto and the stockholders listed on Exhibit B thereto, each as in effect on the date hereof shall be deemed reasonably acceptable to all holders of Notes. Each of the Notes does not by itself entitle any holder thereof to any voting rights or other rights as a holder of stock of the Company.

5.3 Market Standoff. Each Investor agrees in connection with the Company’s IPO, upon request of the underwriters managing such IPO, not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, or otherwise dispose of any Securities (other than those included in the registration or acquired in the IPO or in the secondary market following the IPO) without the prior written consent of such underwriters, as the case may be, for such period of time (not to exceed 180 days, but subject to such extension(s) as may be required by the underwriters in order to publish research reports while complying with FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) as may be requested by such managing underwriters; provided that all directors, officers and holders of one percent (1%) or more of the Company’s outstanding capital stock are similarly bound; and provided further that any early release of any then-current or former officer or director or any holder of one percent (1%) or more of the Company’s outstanding capital stock from market standoff agreements similar to the foregoing is apportioned pro rata among all securityholders bound by such market standoff agreements, subject to any qualifications or limitations contained in the market standoff agreements as may be agreed upon by the managing underwriters.

ARTICLE VI

MISCELLANEOUS

6.1 No Waiver; Cumulative Remedies. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right or of any other right of such party, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6.2 Amendments, Waivers and Consents. The Company’s agreements with each of the Investors are separate agreements, and the sales of the Notes to each of the Investors are separate sales. Nonetheless, any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the aggregate principal amount of all Notes then outstanding (the “Requisite Holders”); provided, however, that any amendment of any term of this Agreement or the Notes that increases an Investor’s obligations or that disproportionately affects such Investor or disadvantages such Investor in a way that such amendment does not disadvantage all other Investors, shall require the written consent of that Investor. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Note purchased under this Agreement at the time outstanding and each future holder of all such Notes.

6.3 Notice. All notices required or permitted under this Agreement or the Notes shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient and receipt has been confirmed by telephone, if not, then on the next business day on which receipt has been confirmed by telephone, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent (a) if to an Investor, at the address set forth in the Schedule of Investors hereto or at such other address as to which such Investor may inform the other parties in writing in compliance with the terms of this Section 6.3, and (b) if to the Company, at the address set forth on the signature page hereto, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section 6.3, with a copy (which shall not constitute notice) to Goodwin Procter LLP, 4365 Executive Drive, Suite 300, San Diego, CA 92121, (fax) (858) 457-1255, Attention: Maggie Wong.

6.4 Binding Effect; Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective transferees, successors and assigns of the parties. Any Investor may transfer any or all of its Notes, subject to such Investor’s compliance with all applicable securities laws, and/or its rights or obligations under this Agreement to any person or entity; provided that such transfer may only occur once and shall be for a minimum amount equal to the lesser of (a) Five Million Dollars ($5,000,000) in aggregate principal amount of the Note(s) or (b) the aggregate original principal amount of any individual Note. Any such assignee shall not have the right to further transfer any Notes and shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignor and assignee providing a written instrument to the Company notifying the Company of such assignment and the assignor agreeing in writing to be bound by the terms of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.5 Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Notes or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

6.6 Entire Agreements. This Agreement, the Notes and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, concerning the subject matter hereof.

6.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.8 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

6.9 Counterparts. This Agreement may be executed by facsimile in any number of counterparts, all of which taken together shall constitute one and the same instrument.

6.10 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Investor agrees that no other Investor nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Notes. The obligations of each Investor under this Agreement are several and not joint obligations, and no Investor will have any obligation or liability to any person or entity for the performance or non-performance by any other Investors hereunder.

6.11 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.12 No Promotion. The Company agrees that it will not, and shall cause each of its Subsidiaries to not, without the prior written consent of Fidelity Management & Research Company (“Fidelity”), use in advertising, publicity, or otherwise the name of Fidelity, or any Purchaser, or any partner or employee of Fidelity or any Purchaser, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Fidelity, any Purchaser or any of their respective affiliates. The Company further agrees that it shall obtain the written consent of Fidelity prior to the Company’s or any of its Subsidiaries’ issuance of any public statement detailing the purchase of Notes or Securities by Purchasers pursuant to this Agreement; provided, that such consent shall not be required for any public statement regarding the purchase of Notes or Securities by Purchasers pursuant to this Agreement, or the terms and conditions of the Notes, the Securities or this Agreement, in any registration statement or financial report filed by the Company or its Subsidiaries pursuant to and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

FATE THERAPEUTICS, INC.

By:	/s/ J. Scott Wolchko
J. Scott Wolchko
Chief Financial Officer

Address:	3535 General Atomics Court
Suite 200
San Diego, CA 92121

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

By:	/s/ Stacie M. Smith
Name:	Stacie Smith
Title:	Deputy Treasurer

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Fidelity Select Portfolios: Biotechnology Portfolio

By:	/s/ Stacie M. Smith
Name:	Stacie Smith
Title:	Deputy Treasurer

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

By:	/s/ Stacie M. Smith
Name:	Stacie Smith
Title:	Deputy Treasurer

Signature Page to Note Purchase Agreement

SCHEDULE 3.2(C)

CAPITALIZATION

	Common	Series A	Series B Preferred Stock (As Converted)	Series C	Note Conversion (1)	Total (As Converted)	% Common	% Series A	% Series B	% Series C	% Preferred	% Common and Preferred
ARCH	—	4,390,706	1,724,137	3,709,314	766,403	10,590,560	0.0%	30.1%	11.1%	14.4%	17.3%	12.8%
Polaris	—	4,390,706	1,724,136	3,709,314	766,403	10,590,559	0.0%	30.1%	11.1%	14.4%	17.3%	12.8%
Venrock	—	4,390,706	1,724,136	3,709,314	766,403	10,590,559	0.0%	30.1%	11.1%	14.4%	17.3%	12.8%
OVP	—	1,145,401	4,597,700	3,240,003	700,790	9,683,894	0.0%	7.8%	29.5%	12.7%	15.8%	11.7%
Genzyme	—	—	1,149,425	629,689	138,792	1,917,906	0.0%	0.0%	7.4%	2.5%	3.1%	2.3%
Astellas	—	—	1,436,781	787,112	173,490	2,397,383	0.0%	0.0%	9.2%	3.1%	3.9%	2.9%
Takeda (2)	—	—	1,724,137	—	134,503	1,858,640	0.0%	0.0%	11.1%	0.4%	3.0%	2.2%
Stanford	—	—	1,149,425	629,689	138,792	1,917,906	0.0%	0.0%	7.4%	2.5%	3.1%	2.3%
Kraft	—	100,000	287,356	219,069		606,425	0.0%	0.7%	1.8%	0.7%	1.0%	0.7%
Alexandria	—	—	57,471	150,000	150,000	357,471	0.0%	0.0%	0.4%	1.0%	0.6%	0.4%
Other Preferred Holders	—	191,667		25,000		216,667	0.0%	1.3%	0.0%	0.1%	0.4%	0.3%
Existing Common	8,873,052	—	—	—	—	8,873,052	41.2%	0.0%	0.0%	0.0%	0.0%	10.7%
Fidelity	—	—	—	—	10,526,316	10,526,316	0.0%	0.0%	0.0%	33.9%	17.2%	12.7%
Exchangeable Common Shares (3):	2,625,000	—	—	—	—	2,625,000	12.2%	0.0%	0.0%	0.0%	0.0%	3.2%
Stock Options - Outstanding:	9,807,896	—	—	—	—	9,807,896	45.5%	0.0%	0.0%	0.0%	0.0%	11.8%
Warrants - Outstanding (4):	234,482	—	—	—	—	234,482	1.1%	0.0%	0.0%	0.0%	0.0%	0.3%
	21,540,430	14,609,186	15,574,704	16,808,504	14,261,892	82,794,716	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Notes: (1) Assumes conversion of original principal amount of Prior Notes into Series C Preferred Stock and conversion of original principal amount of Notes into Series C-1 Preferred Stock. (2) Shares held by Takeda represent shares of Common Stock issuable upon conversion of shares of Series B-1 Preferred Stock. (3) Represents shares of Common Stock issuable upon the exchange of Exchangeable Shares in Fate Therapeutics (Canada), Inc. in connection with an IPO or certain other events. An additional 3,125,000 shares of Common Stock may be issuable to holders of the Exchangeable Shares upon the achievement of certain milestone events. (4) Represents shares of Common Stock issuable upon the conversion of Preferred Stock underlying warrants held by Silicon Valley Bank (“SVB”). SVB currently holds a warrant to purchase 200,000 shares of Series C Preferred Stock and a warrant to purchase 30,000 shares of Series B Preferred Stock.

SCHEDULE 3.7

SUBSIDIARIES

Fate Therapeutics (UK) Ltd.

Share Class	Percentage held by the Company
Ordinary Shares	100%

Fate Therapeutics (Canada) Inc.

Share Class	Percentage held by the Company
Common Shares (Voting)	100%
Exchangeable Shares (Non-Voting)	0%

Destin Therapeutics (Canada) Inc.

Share Class	Percentage held by the Company
Common Shares (Voting)	50%

Exhibit A

Schedule of Investors

Name and Address	Principal Amount of Notes Purchased at the Closing
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund Ball & Co c/o Citibank N.A/Custody IC&D Lock Box P.O Box 7247-7057 Philadelphia, P.A 19170-7057 Account #: 206681	$10,000,000.00
Fidelity Select Portfolios: Biotechnology Portfolio Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions	$9,047,000.00
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206 Attn: Bangle & Co fbo Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund	$953,000.00

Exhibit B

Form of Convertible Promissory Note

Exhibit C

Restated Charter

Exhibit D

Amended and Restated Investor Rights Agreement

Exhibit E

Form of Legal Opinion of Goodwin Procter LLP